Exhibit 99.1

Express Scripts to Acquire eviCore healthcare;

Accelerates Company’s Shift to Patient Benefit Management

•	Improves ability to address $1 trillion annually wasted on unnecessary healthcare spending

•	Establishes cornerstone platform to rapidly advance into Medical Benefits Management Services, a large and growing market

•	Creates a comprehensive suite of data-driven service solutions with unprecedented reach

•	Delivers accretion to growth, earnings and cash flow

ST. LOUIS, MO and BLUFFTON, SC (October 10, 2017) — Express Scripts Holding Company (NASDAQ: ESRX) today announced that it has reached an agreement to acquire privately-held eviCore healthcare, the industry leader in evidence-based medical benefit management services, for $3.6 billion. Combining Express Scripts’ leading pharmacy benefit management offering and eviCore’s highly complementary medical benefits management (MBM) platform will create a uniquely comprehensive patient benefit management solution.

Express Scripts is acquiring eviCore from current investors including General Atlantic, TA Associates, and Ridgemont Equity Partners. The transaction is subject to customary regulatory approvals and closing conditions, and is expected to close in the fourth quarter of 2017.

“The rising cost of healthcare is one of the most important issues facing Americans today,” said Tim Wentworth, President and CEO of Express Scripts. “Together with eviCore, Express Scripts will be an even more powerful partner in managing costs for patients and payers, bringing us closer to our goal of becoming the nation’s leading patient benefit manager. By further strengthening our independent model and creating numerous opportunities for growth, the acquisition of eviCore will deliver value for our clients, patients, providers, and shareholders.”

“The greatest opportunity to improve healthcare is by reducing wasteful spend and overutilization while delivering quality outcomes,” said John Arlotta, Chairman and CEO of eviCore. “Together, eviCore and Express Scripts will be uniquely positioned to tackle these problems. We are proud of what we have accomplished over 25 years of serving patients and clients and we are excited about our future with Express Scripts.”

eviCore, which manages medical benefits for 100 million people, offers a broad range of integrated MBM solutions that drive significant and immediate cost reductions, and improved quality care outcomes. eviCore has leading positions managing benefits in categories including radiology, cardiology, musculoskeletal disorders, post-acute care and medical oncology – all important therapeutic areas that are in need of greater cost management. eviCore contracts with health plans and commercial clients to better ensure appropriate use of healthcare services. eviCore has approximately 4,000 employees and will operate as a standalone business unit within Express Scripts.

The acquisition of eviCore will give Express Scripts an attractive entry point into a growing market. Today, pharmacy is an industry with approximately $400 billion in annual spend. Healthcare spend represents nearly $3.4 trillion. Medical benefit management is a large and growing market with more than $300 billion spent annually in the areas eviCore manages today. Establishing a cornerstone platform in this market will enable Express Scripts to build a uniquely comprehensive suite of solutions, with significant opportunities for cross-selling to both client bases.

The combination of Express Scripts’ leading independent PBM model and eviCore’s industry-leading medical cost containment capabilities across an expanded client base will create an even more powerful partner for our clients, fully aligned with the interests of patients and payers. This will further differentiate Express Scripts and position the company to take advantage of the transition to value-based care and the increasing demand from payers for a more comprehensive set of service offerings and solutions.

Excluding transaction related expenses and amortization of intangibles, Express Scripts expects the acquisition to be accretive to adjusted diluted earnings per share in its first full year of operation.

The company will provide additional information pertaining to the proposed acquisition of eviCore on its upcoming earnings call scheduled for October 25, 2017.

Advisors

Express Scripts’ financial advisors on this acquisition are Lazard and TripleTree, LLC. Its legal advisor is Skadden, Arps, Slate, Meagher & Flom, LLP. eviCore’s financial advisors are J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC. Its legal advisor is Paul, Weiss, Rifkind, Wharton & Garrison, LLP.

About Express Scripts

Express Scripts puts medicine within reach of tens of millions of people by aligning with plan sponsors, taking bold action and delivering patient-centered care to make better health more affordable and accessible.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery pharmacy care, specialty pharmacy care, specialty benefit management, benefit-design consultation, drug utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

About eviCore

eviCore offers proven, diversified medical benefits management solutions that help clients reduce costs while increasing quality of care for their members. The company provides these solutions to managed care organizations and risk-bearing provider organizations serving commercial, Medicare, and Medicaid populations. Powered by a team of specialized medical professional resources, extensive evidence-based guidelines, and advanced technologies, eviCore supports clients by ensuring the right evidence- based care is delivered at the right time to the right patient at the right site of care. Flexible medical benefits management solutions are offered in: Radiology; Cardiology; Musculoskeletal; Medical Oncology; Radiation Therapy; Specialty Drug Management; Sleep; Lab Management; and Post-Acute Care. eviCore is proud to help 100 million members receive higher quality, lower cost healthcare. For more information, please visit evicore.com.

Safe Harbor Statement

This press release contains forward-looking statements, including, but not limited to, business outlook and our statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ materially from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 14, 2017 and the Company’s Quarterly Report on Form 10-Q filed with the SEC on July 25, 2017. A copy of these documents can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

Media Contact:

Brian Henry

314-684-6438

bhenry@express-scripts.com

Investor Contact:

Ben Bier

314-810-3115

Investor.relations@express-scripts.com